Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-169073
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum	Amount of
Securities to be Registered	Aggregate Offering Price	Registration Fee(1)
4.625% Notes due 2020	$497,505,000	$35,472

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

1

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-169073
Prospectus Supplement
December 8, 2010

(To Prospectus dated August 27, 2010)

$500,000,000

Cardinal Health, Inc.

4.625% Notes due 2020

The notes will mature on December 15, 2020. Interest will accrue from December 13, 2010. Interest on the notes will be payable on June 15 and December 15 of each year, commencing June 15, 2011. We may redeem the notes in whole or in part at any time at the redemption price described in “Description of the Notes—Optional Redemption” beginning on page S-14 of this prospectus supplement. If a change of control repurchase event occurs, we may be required to offer to purchase the notes from holders at a purchase price of 101% of the principal amount of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control” beginning on page S-15 of this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness outstanding from time to time.

See “Risk Factors” beginning on page S-5 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Price to Public (1)	99.501%	$497,505,000
Underwriting Discount	0.650%	$3,250,000
Proceeds to Us Before Expenses (1)	98.851%	$494,255,000

(1)	Plus accrued interest from and including December 13, 2010, see “Underwriting.”

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors in book-entry form only through The Depository Trust Company, Euroclear and Clearstream on or about December 13, 2010.

Joint Book-Running Managers

Barclays Capital
Deutsche Bank Securities
UBS Investment Bank

Co-Managers

Mitsubishi UFJ Securities	RBS	SunTrust Robinson Humphrey	Wells Fargo Securities

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read carefully both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference” below.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or the “Company” mean Cardinal Health, Inc. and its consolidated subsidiaries, and references to “Cardinal Health” refer to Cardinal Health, Inc., excluding its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by the Company. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. You should not assume that the information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of that document.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

S-ii

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION
OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement and the accompanying prospectus by referring you to publicly filed documents that contain the omitted information. Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Documents may also be available on our web site at http://www.cardinalhealth.com under the heading “Investors.” Please note that all references to “http://www.cardinalhealth.com” in this prospectus supplement and the accompanying prospectus are inactive textual references only and that the information contained on our website is neither incorporated by reference into this prospectus supplement and the accompanying prospectus nor intended to be used in connection with this offering. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, (614) 757-3996 Attention: Investor Relations.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) covering the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or at the SEC offices referred to above. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC after the date of this prospectus supplement under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we complete our offering of the securities offered by this prospectus supplement and the accompanying prospectus. We are not incorporating by reference any information furnished rather than filed under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including the Current Reports on Form 8-K listed below), unless otherwise specified:

SEC Filings	Period/Date

Annual Report on Form 10-K, as amended by Amendment No. 1 to the Annual Report on Form 10-K	Fiscal Year ended June 30, 2010. Annual Report on Form 10-K and Amendment No. 1 were filed with the SEC on August 26, 2010 and September 2, 2010, respectively
Quarterly Report on Form 10-Q	Fiscal Quarter ended September 30, 2010
Current Reports on Form 8-K	September 16, 2010, November 5, 2010, November 12, 2010 and November 18, 2010 (Item 1.01 only)

S-iii

Any statement contained or incorporated by reference in this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or therein, or in any subsequently filed document which also is incorporated by reference herein or therein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

S-iv

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, Cardinal Health’s filings with the SEC, including Cardinal Health’s annual report on Form 10-K for the fiscal year ended June 30, 2010 (the “2010 Form 10-K”), as amended by Amendment No. 1 to the 2010 Form 10-K (the “2010 Form 10-K/A”), Cardinal Health’s Annual Report to Shareholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Cardinal Health (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include or incorporate by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services;

•	uncertainties due to government healthcare reform, including the impact of the recently enacted healthcare reform legislation;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	the loss of, material reduction in purchases by, or default by one or more key customers;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price appreciation;

•	changes in hospital buying groups or hospital buying practices;

•	changes in the frequency or magnitude of branded pharmaceutical price appreciation or generic pharmaceutical price deflation, restrictions in the amount of inventory available to us, or changes in the timing of generic launches or the introduction of branded pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	uncertainties relating to demand for our products and services;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution;

•	the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

S-v

•	the ability to achieve the expected benefits from the acquisition of Healthcare Solutions Holding and to grow our specialty distribution business;

•	the ability to successfully complete the Kinray, Inc. acquisition on a timely basis, including receipt of required regulatory approvals;

•	uncertainties relating to the growth of the pharmaceutical market in China;

•	uncertainties relating to the ability to achieve the expected benefits from the acquisition of Zuellig Pharma China, including the expected accretion in earnings;

•	risks arising from possible violations of the Foreign Corrupt Practices Act;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•	changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•	actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration, the U.S. Food and Drug Administration, the U.S. Nuclear Regulatory Commission, the U.S. Department of Health and Human Services, various state boards of pharmacy, state health departments, and state insurance departments or comparable agencies that could delay, limit or suspend product development, manufacturing, distribution or sales or result in warning letters, recalls, seizures, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in our manufacturing, compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, patent infringement claims, or other legal proceedings;

•	the costs, effects, timing or success of restructuring programs or plans;

•	increased costs for commodities used in the Medical segment including various components, compounds, raw materials or energy such as oil, oil-related and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the risks of counterfeit products in the supply chain;

•	risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S. and international laws relating to global operations;

•	difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

S-vi

•	disruption or damage to or failure of our information or controls systems;

•	uncertainties relating to general political, business, industry, regulatory and market conditions;

•	risks associated with the spin-off of CareFusion Corporation (“CareFusion”), including risks of non-performance under spin-off agreements, and risks relating to adverse tax consequences to us and/or our shareholders; and

•	other factors described in “Item 1A: Risk Factors” of the 2010 Form 10-K.

The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made, and also include statements reflecting future results or guidance, statements of outlook and tax accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.

S-vii

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page iii of this prospectus supplement.

The Company

We are a global healthcare solutions company providing products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety and productivity, and deliver better care to patients. We are an essential link in the healthcare supply chain, providing pharmaceuticals and medical products to more than 60,000 locations each day. We are also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, we support the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease.

The mailing address of our executive offices is 7000 Cardinal Place, Dublin, Ohio 43017, and our telephone number is (614) 757-5000.

The foregoing information concerning us does not purport to be comprehensive. For additional information concerning our business and affairs and descriptions of certain laws and regulations to which we may be subject, please refer to “Risk Factors” in this prospectus supplement and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Recent Developments

Agreement to Acquire Kinray, Inc.

On November 18, 2010, we entered into a definitive agreement to acquire Kinray, Inc. (“Kinray”) for $1.3 billion in cash. Subject to customary closing conditions and regulatory approvals, we plan to complete the transaction by early 2011. Kinray has annual sales in excess of $3.5 billion and serves more than 2,000 retail independent pharmacy customers as a distributor of both branded and generic pharmaceuticals primarily in the New York metropolitan area.

Acquisition of Zuellig Pharma China

On November 29, 2010, we completed the acquisition of privately held Zuellig Pharma China, a leading healthcare distribution business in China, known locally as Yong Yu (“Yong Yu”), for $470 million, including the assumption of approximately $60 million of outstanding debt. Yong Yu’s geographic footprint covers 31 of the 34 provincial-level administrative units in China through its direct-to-customer distribution center network and its comprehensive network of wholesalers. Yong Yu also distributes medical-surgical products.

The Offering

Issuer	Cardinal Health, Inc.

Notes Offered	$500 million aggregate principal amount of 4.625% Notes due 2020.

Interest	4.625% per year payable on June 15 and December 15, commencing June 15, 2011.

Maturity	December 15, 2020

Issue Date	December 13, 2010

Record Dates	June 1 and December 1

Ranking	The notes will be senior unsecured debt obligations of Cardinal Health. The notes will rank equally with all of our existing and future unsecured senior debt and senior to all of our existing and future subordinated debt. As of September 30, 2010, Cardinal Health had outstanding approximately $2,134.5 million of unsecured indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the notes would rank equally.

The notes will be effectively subordinated to the liabilities of Cardinal Health’s subsidiaries, including trade payables. As of September 30, 2010, Cardinal Health’s subsidiaries had approximately $174.2 million of indebtedness for borrowed money ($168.6 million of which is guaranteed by Cardinal Health) and Cardinal Health’s subsidiaries had an aggregate of approximately $10.5 billion of trade payables, to which the notes would be effectively subordinated.

The notes will also effectively rank junior in right of payment to any secured debt of Cardinal Health to the extent of the value of the assets securing such debt.

Optional Redemption	We may redeem the notes prior to maturity, in whole or in part, at a redemption price equal to the greater of the principal amount of such notes and the make-whole price described under “Description of the Notes” in this prospectus supplement, plus, in each case, accrued and unpaid interest to the date of redemption.

Change of Control Repurchase Event	Upon the occurrence of a change of control repurchase event, we will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

Form of Notes	One or more global securities, held in the name of Cede & Co., the nominee of The Depository Trust Company.

Use of Proceeds	We expect to use the net proceeds of this offering for general corporate purposes, which may include repayment of indebtedness. See “Use of Proceeds.”

Further Issuances	We may create and issue further notes ranking equally and ratably in all respects with the notes offered by this prospectus supplement, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Risk Factors	See “Risk Factors” beginning on page S-5 for discussion of factors you should carefully consider before deciding to invest in the notes.

Summary Financial Information

In the table below, we provide you with our summary financial information, which is derived from our consolidated financial statements. The information is only a summary and should be read together with the financial information incorporated by reference into this document. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page iii of this prospectus supplement.

	At or for the Three
	Months Ended		At or for the Fiscal
	September 30,		Year Ended June 30,
	2010	2009	2010	2009	2008
	(in millions, except per share amounts)

Earnings Data:
Revenue	$24,437.5	$24,780.7	$98,502.8	$95,991.5	$87,408.2
Earnings from continuing operations	294.4	(61.8)	587.0	758.2	847.2
Earnings from discontinued operations (1)	0.4	23.6	55.2	393.4	453.4

Net earnings	$294.8	$(38.2)	$642.2	$1,151.6	$1,300.6
Basic earnings/(loss) per Common Share Continuing operations	$0.84	$(0.17)	$1.64	$2.12	$2.37
Discontinued operations (1)	0.00	0.06	0.15	1.10	1.26

Net basic earnings per Common Share	$0.84	$(0.11)	$1.79	$3.22	$3.63
Diluted earnings/(loss) per Common Share Continuing operations	$0.84	$(0.17)	$1.62	$2.10	$2.33
Discontinued operations (1)	0.00	0.06	0.15	1.08	1.24

Net diluted earnings per Common Share	$0.84	$(0.11)	$1.77	$3.18	$3.57
Cash dividends declared per Common Share	$0.195	$0.175	$0.720	$0.595	$0.500
Balance Sheet Data:
Total assets	$20,972.5	$20,434.7	$19,990.2	$25,118.8	$23,448.2
Long-term obligations, less current portion and other short-term borrowings	$1,906.4	$2,103.5	$1,896.1	$3,271.6	$3,681.7
Shareholders’ equity (2)	$5,239.0	$4,941.2	$5,276.1	$8,724.7	$7,747.5

(1)	On August 31, 2009, we separated the clinical and medical products businesses from our other businesses through a pro rata distribution to shareholders of 81% of the then outstanding common stock of CareFusion and met the criteria for classification of these businesses as discontinued operations. During the fourth quarter of fiscal 2009, we committed to plans to sell our United Kingdom-based Martindale injectable manufacturing business within our Pharmaceutical segment, and met the criteria for classification of this business as discontinued operations. For additional information regarding discontinued operations, see Note 5 of “Notes to Consolidated Financial Statements.”

(2)	In the first quarter of fiscal 2008, we adopted new accounting guidance regarding the accounting for uncertainty in income taxes recognized in the financial statements. This accounting guidance provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The amount recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. The cumulative effect of adopting this accounting guidance was a $139.3 million reduction of retained earnings.

RISK FACTORS

Investing in our notes involves various risks. There are a number of factors, including those described below, that could materially and adversely affect our results of operations, financial condition, liquidity and cash flows. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference before deciding whether to purchase Cardinal Health’s notes. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

Risks Related to the Offering

An active trading market for the notes may not develop.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a change of control repurchase event, we will be required to offer to repurchase all outstanding notes at 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control (as defined herein) to make the required repurchase of notes or that restrictions in our then existing debt instruments will not allow such repurchases. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control.”

Risks Related to Our Business

We could suffer the adverse effects of competitive pressures.

We operate in markets that are highly competitive. Because of competition, our businesses face continued pricing pressure from our customers and suppliers. If we are unable to offset margin reductions caused by these pricing pressures through steps such as enhanced cost control measures, our results of operations and financial condition could be adversely affected.

In addition, in recent years, the healthcare industry has been subject to increasing consolidation. If this consolidation trend continues among our customers and suppliers, it could give the resulting enterprises greater bargaining power, which may adversely impact our results of operations.

We have a few large customers that generate a significant amount of our revenue.

Our sales and credit concentration is significant. For example, Walgreens and CVS accounted for approximately 24% and 22%, respectively, of our revenue for fiscal 2010. The aggregate of our five largest customers, including Walgreens and CVS, accounted for approximately 57% of our revenue for fiscal 2010. In addition, Walgreens and CVS accounted for 32% and 21%, respectively, of our gross trade receivable balance at June 30, 2010. If one or more of our large customers default in payment, terminate or do not renew contracts, or significantly reduce their purchases of our products, our results of operations and financial condition could suffer.

In addition, approximately 15% of our revenue for fiscal 2010 was derived through the contractual arrangements established with two GPOs, Novation and Premier. GPO members generally are not required to comply with GPO vendor selections. Still, the loss of an agreement with a GPO could cause us to lose customers, which may adversely affect our results of operations and financial condition.

Our Pharmaceutical segment’s margin may be affected by prices established by manufacturers or market forces that are beyond our control.

We generate a portion of our branded manufacturer margin from pharmaceutical price appreciation. If branded manufacturers increase prices less frequently or by smaller amounts, or restrict the amount of inventory available to us, we will earn less branded manufacturer margin.

In addition, prices for generic pharmaceuticals distributed by our pharmaceutical distribution business tend to decline over time, which could have an adverse effect on our generic manufacturer margin.

The U.S. healthcare environment is changing in many ways, some of which may not be favorable to us, as a result of recent federal healthcare legislation.

Our products and services are primarily intended to function within the current structure of the healthcare industry in the United States. In recent years, the healthcare industry has undergone significant changes designed to control costs. The use of managed care has increased; Medicare and Medicaid reimbursement levels have declined; distributors, manufacturers, healthcare providers and pharmacy chains have consolidated; and large, sophisticated purchasing groups have become more prevalent.

In March 2010, Congress approved, and the President signed into law, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively the “Healthcare Reform Acts”). Among other things, the Healthcare Reform Acts seek to expand health insurance coverage to approximately 32 million uninsured Americans. Many of the significant changes in the Healthcare Reform Acts do not take effect until 2014, including a requirement that most Americans carry health insurance. We expect expansion of access to health insurance to increase the demand for our products and services, but other provisions of the Healthcare Reform Acts could affect us adversely. The Healthcare Reform Acts contain many provisions designed to generate the revenues necessary to fund the coverage expansions and to reduce costs of Medicare and Medicaid. Beginning in 2013, each medical device manufacturer will have to pay a tax in an amount equal to 2.3% of the price for which the manufacturer sells its medical devices. We manufacture and sell devices that will be subject to this tax. Additionally, the Healthcare Reform Acts changed the federal upper payment limit for Medicaid reimbursement to no less than 175% of the average weighted manufacturer’s price (“AMP”) from 250% of the lowest average manufacturer’s price for generic pharmaceuticals. The AMP provision became effective in October 2010. We could be adversely affected by, among other things, changes in the delivery or pricing of or reimbursement for pharmaceuticals, medical devices, or healthcare services.

Our business requires consistent, diligent and rigorous compliance with regulatory and licensing requirements.

The healthcare industry is highly regulated. We are subject to regulation in the United States at both the federal and state level and in foreign countries. Many of our subsidiaries are required to register for permits or licenses with, and to comply with operating and security standards of, regulatory agencies. If we fail to comply with these regulatory requirements, or if allegations are made that we fail to comply, our results of operations and financial condition could suffer.

•	To lawfully operate our businesses, we are required to hold permits, licenses and other regulatory approvals from governmental bodies. Failure to maintain or renew, or obtain without significant delay, necessary permits, licenses or approvals could have an adverse effect on our results of operations and financial condition. For example, in fiscal 2008, the DEA suspended licenses to distribute controlled substances held by three of our distribution centers for almost a year because of alleged defects in our controlled substance anti-diversion controls.

•	Products that we manufacture, distribute or market are required to comply with regulatory requirements. Noncompliance or concerns over noncompliance could result in product corrective actions, recalls or seizures, warning letters, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, governmental refusal to grant approvals, restrictions on operations, withdrawal of existing approvals and third party claims.

•	We are required to comply with laws and regulations relating to healthcare fraud and abuse. The scope and applicability of these laws is not always clear. If we fail to comply with them, we could be subject to federal or state government investigations and resulting civil and criminal penalties including the loss of licenses or the ability to participate in Medicare, Medicaid and other federal and state healthcare programs. The scope or requirements of these laws or regulations may be interpreted or applied by a regulator, prosecutor or judge in a manner that could negatively impact or require us to change our operations.

We could be subject to adverse changes in the tax laws or challenges to our tax positions.

We are a large multinational corporation with operations in the United States and many foreign countries. As a result, we are subject to the tax laws and regulations of many jurisdictions. From time to time, legislative initiatives are proposed, including proposals to repeal LIFO (last-in, first-out) treatment of inventory, that could adversely affect our tax positions, effective tax rate or tax payments. Tax laws and regulations are extremely complex and subject to varying interpretations. Tax authorities have challenged some of our tax positions and it is possible that they will challenge others. We may not be able to defend these challenges successfully, which may adversely affect our effective tax rate or tax payments.

Our business and operations depend on the proper functioning of information systems and critical facilities.

We rely on information systems to obtain, rapidly process, analyze and manage data to:

•	facilitate the purchase and distribution of thousands of inventory items from numerous distribution centers;

•	receive, process and ship orders on a timely basis;

•	manage the accurate billing and collections for thousands of customers;

•	process payments to suppliers;

•	facilitate the manufacturing and assembly of medical products; and

•	generate financial transactions and information.

Our business also depends on the proper functioning of our critical facilities, including our national logistics center. Our results of operations could be adversely affected if these systems or facilities are interrupted, damaged by unforeseen events or actions of third parties, or fail for any extended period of time.

The Medical segment is working on a medical business transformation project, which includes a new information system for supply chain and manufacturing related processes. The Medical segment is planning to transition selected processes to the new system throughout fiscal 2012 and 2013. If the system is not effectively implemented or fails to operate as intended, it could adversely affect the Medical segment’s supply chain and manufacturing operations and the effectiveness of our internal control over financial reporting.

Because of the nature of our business, we may become involved in legal proceedings that could adversely impact our cash flows or results of operations.

Due to the nature of our businesses, which includes the manufacture and distribution of healthcare products, we may from time to time become involved in legal proceedings. For instance, some of the products we manufacture or distribute may be alleged to cause personal injury or violate the intellectual property rights of another party, subjecting us to product liability or infringement claims. While we generally obtain indemnity rights from the manufacturers of products we distribute, and we carry product liability insurance, it is possible that liability from such claims could exceed those protections. Litigation is inherently unpredictable and the unfavorable resolution of one or more of these legal proceedings could harm our cash flows or results of operations.

Acquisitions are not always as successful as we expect them to be.

Historically, an important element of our growth strategy has been to acquire other businesses that expand or complement our existing businesses. Acquisitions involve risks: we may overpay for a business or fail to realize the synergies and other benefits we expect from the acquisition; we may encounter unforeseen accounting or internal control over financial reporting issues; or the acquired business may have regulatory or compliance issues that we did not anticipate.

We depend on certain suppliers to make their raw materials and products available to us and are subject to fluctuations in costs of raw materials and products.

We depend on various components, compounds, raw materials and energy (including radioisotopes and oil, oil-related and other commodities) supplied by others for our operations. Any of our supplier relationships could be interrupted due to natural disasters or other events or could be terminated. A sustained interruption in the flow of adequate supplies could have an adverse effect on our business. In addition, while we have processes to minimize volatility in component and material pricing, we may not be able to successfully manage price fluctuations.

Our manufacturing businesses use oil, oil-related and other commodities as raw materials in many products. Prices of oil and gas also affect our distribution and transportation costs. Oil and gas prices are volatile and have fluctuated significantly in recent years, so our costs to produce and distribute our products also have fluctuated. Because the healthcare industry is highly competitive and many customers and third-party payors have instituted cost-containment initiatives, we may be unable to pass along cost increases through higher prices. If we cannot fully offset cost increases through other cost reductions, or recover these costs through price increases or fuel surcharges, our results of operations could be adversely affected.

Our global operations are subject to a number of economic, political and regulatory risks.

We conduct our operations in various regions of the world outside of the United States, including North America, Latin America, Europe, and Asia Pacific. In addition, we recently acquired Yong Yu, a leading healthcare distribution business in China. Our global operations are affected by local economic environments, including inflation, recession, currency volatility and competition. Political changes can disrupt our supply chain—as well as our customers and operating activities—in a particular location. We may not be able to enter into hedges or obtain insurance to protect us against these risks, and any hedges that we enter into or insurance that we are able to obtain may be expensive and may not successfully mitigate these risks.

In addition, our global operations are subject to risks arising from violations of U.S. laws such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions, and various export control and trade embargo laws and regulations, including those that may require licenses or other authorizations for transactions within certain countries or with certain counterparties. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties.

Risks associated with the spin-off of CareFusion.

This section describes some of the risks that exist as a result of the spin-off of CareFusion, which is described in greater detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2010 Form 10-K.

CareFusion may not satisfy all of its contractual obligations.  We entered into a number of agreements with CareFusion that govern the rights and obligations of the parties following the spin-off. We have certain rights under those agreements, including indemnification against certain liabilities allocated to CareFusion. The failure of CareFusion to perform its obligations under the agreements could have an adverse effect on our financial condition and results of operations.

The transaction may have unexpected tax consequences.  In connection with the spin-off, we received a private letter ruling from the Internal Revenue Service (“IRS”) to the effect that the contribution by us of the assets of the clinical and medical products businesses to CareFusion and the distribution of CareFusion shares to our shareholders would qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code (the “Code”). In addition, we received opinions of tax counsel to the effect that the spin-off would qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code. The IRS private letter ruling and the opinions of counsel rely on certain facts, assumptions, representations and undertakings from us and CareFusion regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, we and our shareholders may not be able to rely on the IRS ruling or the opinions of tax counsel. Similarly, the IRS could determine on audit that the spin-off is taxable if it determines that any of the facts, assumptions, representations or undertakings are not correct or have been violated or if the IRS disagrees with the conclusions in the opinions of counsel that are not covered by the private letter ruling or for other reasons, including as a result of certain significant changes in stock ownership of either Cardinal Health or CareFusion. If the spin-off is determined to be taxable for U.S. federal income tax purposes, we and our shareholders that are subject to U.S. federal income tax could incur significant tax liabilities.

CAPITALIZATION

The following table sets forth our short-term obligations and capitalization at September 30, 2010 (1) on an actual basis, and (2) as adjusted to reflect the issuance and sale of the notes offered hereby and the application of net proceeds as described under “Use of Proceeds.” You should read this table together with our audited financial statements incorporated by reference in this document. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page iii of this prospectus supplement.

	September 30, 2010
	Actual	As Adjusted
	(in millions)

Short-term obligations:
Current portion of long-term obligations and other short-term borrowings	$233.6	$14.5	(1)

Long-term obligations:
4.625% Notes due 2020 offered hereby	$—	$500.0
4.00% Notes due 2015	540.5	540.5
5.50% Notes due 2013	308.1	308.1
5.65% Notes due 2012	211.8	211.8
5.80% Notes due 2016	306.4	306.4
5.85% Notes due 2017	158.0	158.0
6.00% Notes due 2017	208.7	208.7
7.80% Debentures due 2016	44.1	44.1
7.00% Debentures due 2026	124.5	124.5
Other long-term obligations, including capital leases	4.3	4.3

Total long-term obligations	$1,906.4	$2,406.4

Shareholders’ equity:
Preferred Shares, without par value; Authorized— 0.5 million shares; Issued—none	$0.0	$0.0
Common Shares, without par value; Authorized— 755.0 million shares; Issued—363.6 million shares	2,865.6	2,865.6
Retained earnings	2,876.0	2,876.0
Common Shares in treasury, at cost—14.7 million shares	(539.8)	(539.8)
Accumulated other comprehensive income	37.2	37.2

Total shareholders’ equity	$5,239.0	$5,239.0

Total capitalization	$7,145.4	$7,645.4

(1)	Represents repayment of approximately $220 million aggregate principal amount of Cardinal Health’s 6.75% Notes due 2011 on the maturity date of February 15, 2011.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the fiscal years ended June 30, 2006 through 2010 and the three months ended September 30, 2010 was as follows:

	Three Months
	Ended	Fiscal Year Ended June 30,
	September 30, 2010	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges	17.2	9.4	9.4	8.4	6.7	11.4

The ratio of earnings to fixed charges is computed by dividing fixed charges of Cardinal Health and our consolidated subsidiaries into earnings before income taxes, discontinued operations and cumulative effect of changes in accounting plus fixed charges and capitalized interest. Fixed charges include interest expense, amortization of debt offering costs and the portion of rent expense which is deemed to be representative of the interest factor. Interest expense related to income tax exposures has been recognized in income tax expenses and has therefore been excluded from the calculation.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after deducting the underwriting discount and estimated unreimbursed expenses, will be approximately $493.5 million. We expect to use the net proceeds of this offering for general corporate purposes, which may include repayment of indebtedness, working capital, capital expenditures, acquisitions, investments, and repurchases of our equity securities. Our 6.75% Notes due 2011 in the aggregate principal amount of approximately $220 million will mature on February 15, 2011. We intend to use a portion of the net proceeds to repay these notes on maturity.

DESCRIPTION OF THE NOTES

General

The following information concerning the notes supplements, and should be read in conjunction with, the statements under “Description of Debt Securities” in the accompanying prospectus. Terms not defined herein are used as defined in the indenture referred to below. You should also read the entire indenture before you make any investment decision.

The notes will be issued as a series of senior unsecured debt securities under an indenture dated as of June 2, 2008 (the “indenture”) between Cardinal Health and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). The indenture provides that the debt securities may be issued from time to time in one or more series. The indenture does not limit the amount of debt securities or any other debt that may be incurred by Cardinal Health. A default in our obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to the debt securities. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction. Reference is made to the accompanying prospectus for a description of other general terms of the debt securities. The indenture and the notes are governed by New York law.

The notes will be limited initially to $500 million aggregate principal amount and will mature on December 15, 2020. Interest on the notes will accrue from December 13, 2010, and will be payable semiannually on June 15 and December 15, commencing June 15, 2011, to the persons in whose names the notes are registered at the close of business on June 1 or December 1 prior to the payment date at the annual rate set forth on the cover page of this prospectus supplement.

We may, at any time, without notice to or the consent of the holders of the notes, issue further notes having the same ranking and the same interest rate, maturity and other terms as the notes (other than the date of issuance, price to public, and, under certain circumstances, the first interest payment date following the issue date of such further notes). Any such further notes, together with the notes offered by this prospectus supplement, will form a single series of the notes under the indenture.

Cardinal Health may from time to time issue other series of debt securities under the indenture consisting of notes or other unsecured evidences of indebtedness, but, unless otherwise indicated, such other series will be separate from and independent of the notes.

The notes will not be entitled to the benefit of any sinking fund.

The notes will be issued in the form of one or more global notes (each, a “global note”), in registered form, without coupons, in denominations of $2,000 or an integral multiple of $1,000 in excess thereof as described under “—Book-Entry System.”

There is no public trading market for the notes, and we do not intend to list the notes on a securities exchange or an automated quotation system.

Ranking of Notes

The notes will be unsecured and unsubordinated obligations of Cardinal Health and will rank equally in right of payment with all of Cardinal Health’s existing and future unsecured and unsubordinated indebtedness.

Cardinal Health conducts nearly all of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the notes to benefit as creditors of Cardinal

Health from any distribution are subject to the prior claims of creditors of the subsidiary. As of September 30, 2010, Cardinal Health had outstanding approximately $2,134.5 million of indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the notes would rank equally. As of such date, Cardinal Health’s subsidiaries had outstanding approximately $174.2 million of indebtedness for borrowed money ($168.6 million of which is guaranteed by Cardinal Health) and Cardinal Health’s subsidiaries had an aggregate of approximately $10.5 billion of trade payables to which the notes would be effectively subordinated.

The notes will also effectively rank junior in right of payment to any secured debt of Cardinal Health.

Optional Redemption

The notes will be redeemable, in whole or, from time to time, in part, at the option of Cardinal Health at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 25 basis points, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.

“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the United States Treasury security selected by a quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes.

“Comparable treasury price” means, with respect to any redemption date,

(1) the average of three reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or

(2) if the trustee obtains fewer than three such reference treasury dealer quotations, the average of all such quotations.

“Quotation agent” means the reference treasury dealer appointed by Cardinal Health.

“Reference treasury dealer” means,

(1) Barclays Capital Inc., Deutsche Bank Securities Inc. and UBS Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), Cardinal Health shall substitute therefor another primary treasury dealer, and

(2) any other primary treasury dealer selected by Cardinal Health.

“Reference treasury dealer quotation” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by Cardinal Health, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m., New York City time on the third business day preceding such redemption date.

Notice to holders of notes to be redeemed will be delivered by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless Cardinal Health defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Repurchase at the Option of Holders Upon a Change of Control

If a “change of control repurchase event” occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the change of control repurchase event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

The term “below investment grade rating event” means the notes are rated below investment grade (defined below) by each of the rating agencies (defined below) on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the rating agencies).

The term “change of control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Cardinal Health and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Cardinal Health or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock (defined below), measured by voting power rather than number of shares; or (3) the first day on which a majority of the members of our board of directors cease to be continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) we become a wholly owned subsidiary of a holding company and (ii) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction.

The term “change of control repurchase event” means the occurrence of both a change of control and a below investment grade rating event.

The term “continuing director” means, as of any date of determination, members of our board of directors who (1) were members of such board of directors on the date of the issuance of the notes; or (2) were nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment.

The term “Fitch,” “Moody’s” and “S&P” mean Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., respectively.

The term “investment grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional rating agency (defined below) or rating agencies selected by us.

The term “rating agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

The term “voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

The indenture contains certain covenants for the benefit of the holders of notes which limit our ability to incur liens, to incur certain subsidiary debt and to enter into certain sale and lease-back, merger, and sale of assets transactions. See “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Book-Entry System

The notes will be issued initially in the form of one or more global notes, in the aggregate principal amount of the issue, that will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), which will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. DTC and any other depository which may replace DTC as depository for the notes are sometimes referred to herein as the “depository.” Except under the limited circumstances described below, notes represented by global notes will not be exchangeable for certificated notes.

So long as the depository, or its nominee, is the registered owner of a global note, such depository or such nominee, as the case may be, will be considered the sole registered holder of the individual notes represented by such global note for all purposes under the indenture. Payments of principal of and premium, if any, and any interest on individual notes represented by a global note will be made to the depository or its nominee, as the case may be, as the registered holder of such global note. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have any of the individual notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of any such note and will not be considered the registered holder thereof under the indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto as described in the accompanying prospectus.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Cardinal Health as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal, interest payments and redemption proceeds on the notes will be made to Cede & Co., or such other nominee, as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC nor its nominee, any Agents, the trustee or Cardinal Health, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Cardinal Health or the trustee, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to Cardinal Health or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated notes are required to be printed and delivered in exchange for the notes represented by the global notes held by DTC.

In addition, Cardinal Health may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated notes will be printed and delivered in exchange for the notes represented by the global notes held by DTC.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by us in immediately available funds.

Secondary trading in long-term notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Because of time-zone differences, credits of notes received in Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank, S.A./N.V. (“Euroclear”), as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Cardinal Health believes to be reliable, but Cardinal Health takes no responsibility for the accuracy thereof.

None of Cardinal Health, the underwriters, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, in each case as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations.

This discussion does not address all tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, or to certain categories of investors that may be subject to special rules, such as banks or other financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, former U.S. citizens or residents of the United States, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk-reduction transaction. This summary does not consider any tax consequences arising under U.S. federal gift, estate or alternative minimum tax law or under the laws of any foreign, state, local or other jurisdiction. Except as otherwise provided, this discussion is limited to initial investors who purchased the notes for cash at the initial “issue price” (i.e., the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of such notes were sold) that hold the notes as capital assets (generally, property held for investment purposes).

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) acquires the notes, the U.S. federal income tax consequences of an investment in the notes will depend on the status of the partners and the activities of the partnership. Partnerships that invest in the notes (and partners of such partnerships) are urged to consult their independent tax advisors regarding the U.S. federal income tax consequences of investing in the notes through a partnership.

This summary is for general information purposes only. Potential investors are urged to consult their independent tax advisors regarding the U.S., state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of the notes.

Consequences to U.S. Holders

A “U.S. Holder” for purposes of this discussion is a beneficial owner of a note which for U.S. federal income tax purposes is:

•	a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Interest on the notes

Interest on notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of the notes

A U.S. Holder will recognize capital gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the amount realized by the U.S. Holder in such sale, exchange, redemption, retirement or other taxable disposition and its adjusted tax basis in the note. The amount realized by a U.S. Holder for such purposes will equal the proceeds (including cash and the fair market value of any property) it receives for the note, less any portion of such proceeds attributable to accrued interest on the note which will be taxable as ordinary interest income to the extent not previously included in gross income. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note. Any gain or loss will be long-term capital gain or loss if at the time of disposition the note has been held for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for taxation at preferential rates, which currently are scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitation.

Information reporting and backup withholding

Information reporting will apply to payments of interest on or the proceeds of the sale, exchange, redemption or other taxable disposition of notes held by a U.S. Holder, and backup withholding (currently at a rate of 28%) will apply to such payments unless a U.S. Holder provides its correct taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or credit against such U.S. Holder’s U.S. federal income tax liability, provided that the required information or appropriate claim form is furnished to the IRS on a timely basis.

In addition, for taxable years beginning after March 18, 2010, new legislation requires certain U.S. Holders who are individuals to report information relating to an interest in the notes, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

Consequences to non-U.S. Holders

A non-U.S. Holder is a beneficial owner of notes that is neither a U.S. Holder nor a partnership or other pass through entity for U.S. federal income tax purposes.

Interest on the notes

Subject to the discussion below under “—Income or gain effectively connected with a U.S. trade or business,” payments of interest on the notes to a non-U.S. Holder will generally be exempt from U.S. federal income tax (and generally no tax will be withheld) under the

“portfolio interest” exemption if such non-U.S. Holder properly certifies as to its foreign status as described below, and:

•	such holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote; and

•	such holder is not a “controlled foreign corporation” that is related to us, within the meaning of Section 864(d)(4) of the Code.

The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if a non-U.S. Holder appropriately certifies as to its foreign status. Generally a non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent certifying under penalty of perjury that such non-U.S. Holder is not a U.S. person as defined in the Code. If a non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder may be required to provide appropriate certifications to the agent. Such agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries.

If a non-U.S. Holder does not qualify for the portfolio interest exemption and the interest is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (see “—Income or gain effectively connected with a U.S. Trade or business”), payments of interest made to it will be subject to U.S. federal withholding tax at a rate of 30% (or lower applicable treaty rate).

Disposition of the notes

A non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by such non-U.S. Holder of a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder); or

•	such non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met. Such individual non-U.S. Holder will be subject to a flat 30% U.S. federal income tax (or reduced rate under an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses, even though that non-U.S. Holder is not considered a resident of the United States.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. Holder (and, if an income tax treaty applies, attributable to a U.S. permanent establishment or fixed base of such non-U.S. Holder), then income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If a non-U.S. Holder is a corporation, the portion of its earnings and profits that is effectively connected with its U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder) also may be subject to an additional “branch profits tax” at a 30% rate (or reduced rate under an applicable income tax treaty).

Information reporting and backup withholding

Payments to a non-U.S. Holder of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such non-U.S. Holder. Backup withholding generally will not apply to payments of interest and principal on a note to a non-U.S. Holder if certification, such as an IRS Form W-8BEN described above in “—Consequences to non-U.S. Holders—Interest on the notes,” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person as defined in the Code. Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless a non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or a non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if the broker:

•	is a U.S. person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a non-U.S. Holder’s U.S. federal income tax liability, provided the proper information is furnished to the IRS on a timely basis.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement among us and Barclays Capital Inc., Deutsche Bank Securities Inc. and UBS Securities LLC, as representatives of the several underwriters, we have agreed to sell to the underwriters, and the underwriters have severally and not jointly agreed to purchase from us, the principal amount of the notes listed opposite their respective names below. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased.

Principal Amount
Underwriter	of Notes

Barclays Capital Inc.	$129,167,000
Deutsche Bank Securities Inc.	129,167,000
UBS Securities LLC	129,166,000
Mitsubishi UFJ Securities (USA), Inc.	28,125,000
RBS Securities Inc.	28,125,000
SunTrust Robinson Humphrey, Inc.	28,125,000
Wells Fargo Securities, LLC	28,125,000

Total	$500,000,000

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to dealers at that price less a concession not in excess of 0.35% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.125% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the discounts and commissions we will pay to the underwriters in respect to this offering:

Per note	0.650%
Total	$3,250,000

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters presently intend to make a market in the notes after completion of the offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The expenses of the offering, not including the underwriting discount, are estimated to be $1,025,000. The underwriters have agreed to reimburse us up to $250,000 for certain of our expenses incurred with this offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

The underwriters and their affiliates have provided, and expect to provide in the future, certain investment banking, commercial banking and other financial services to us and our affiliates, for which they have received, and may continue to receive, customary fees and commissions. In addition, the underwriters are also lenders under our revolving credit facility.

European Union

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has informed us that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Operating Partnership of a prospectus pursuant to Article 3 of the Prospectus Directive.

The expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriters have informed us that (a)(i) they are each a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) they have not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by the Operating Partnership; (b) they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Operating Partnership; and (c) they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither the prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Shearman & Sterling LLP, New York, New York and by Rylan O. Rawlins, Esq., Associate General Counsel of Cardinal Health. Mr. Rawlins is paid a salary by the Company and he participates in various employee benefit plans offered to its employees generally. Mr. Rawlins holds equity incentive awards with respect to Common Shares of the Company valued at greater than $50,000. Dewey & LeBoeuf LLP, New York, New York is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Cardinal Health, Inc. appearing in Cardinal Health, Inc.’s Annual Report (Form 10-K) for the year ended June 30, 2010 including schedule appearing therein, and the effectiveness of Cardinal Health, Inc.’s internal control over financial reporting as of June 30, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firm as experts in accounting and auditing.

COMMON SHARES
PREFERRED SHARES
DEBT SECURITIES

Cardinal Health may offer and sell from time to time, together or separately, the following securities:

(i) common shares,

(ii) preferred shares,

(iii) unsecured debt securities, or

(iv) any combination of these securities.

We will provide the terms of any offering and the specific terms of the securities offered in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement or term sheet.

See “Risk Factors” beginning on page 3 for a discussion of certain risks that you should consider in connection with an investment in Cardinal Health’s securities.

Cardinal Health’s common shares are listed on the New York Stock Exchange under the symbol “CAH.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, Cardinal Health may sell in one or more offerings any combination of Cardinal Health’s common shares, preferred shares, unsecured debt securities in one or more series, which may be senior or subordinated debt securities, or any combination of these securities. This prospectus provides you with a general description of the securities Cardinal Health may offer. Each time Cardinal Health sells securities, we will provide a prospectus supplement, which may be in the form of a term sheet, that will contain specific information about the terms of that offering and the specific terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information and Incorporation of Certain Documents by Reference.”

Because Cardinal Health is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), Cardinal Health may add to and offer additional securities, including securities to be offered and sold by selling securityholders, by filing a prospectus supplement with the SEC at the time of the offer.

We have not authorized any person to provide you with any information or to make any representation other than as contained in this prospectus or in any prospectus supplement and the information incorporated by reference herein and therein. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. Cardinal Health is not making an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted. The information appearing or incorporated by reference in this prospectus and any supplement to this prospectus is accurate only as of the date of this prospectus or any supplement to this prospectus or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” mean Cardinal Health, Inc. and its consolidated subsidiaries, and references to “Cardinal Health” or the “Company” refer to Cardinal Health, Inc. excluding its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION AND
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Documents may also be available on our web site at http://www.cardinalhealth.com under the heading “Investors.” Please note that all references to “http://www.cardinalhealth.com” in this registration statement and prospectus and any prospectus supplement that accompanies this prospectus are inactive textual references only and that the information contained on our website is neither incorporated by reference into this registration statement or prospectus or any accompanying prospectus supplement nor intended to be used in connection with any offering hereunder.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, which includes exhibits and other information not included in this prospectus or a prospectus supplement. The SEC allows us to “incorporate by reference” in this prospectus the information we file with it. This means that we are disclosing important business and financial information to you by referring to other documents filed separately with the SEC that contain the omitted information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we complete our offering of the securities offered by this prospectus and the accompanying prospectus supplement. We are not incorporating by reference any information furnished rather than filed under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless otherwise specified:

SEC Filings	Period/Date

Annual Report on Form 10-K	Fiscal Year ended June 30, 2010, filed on August 26, 2010
Definitive Proxy Statement on Schedule 14A	Filed on September 24, 2009 for the 2009 Annual Meeting of Shareholders (other than the information set forth under the headings “Human Resources and Compensation Committee Report” and “Shareholder Performance Graph”)
Description of common shares contained in Registration Statement on Form 8-A	Filed August 19, 1994

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5222
Attention: Investor Relations

RISK FACTORS

Investing in Cardinal Health’s securities involves significant risks. Before you invest in Cardinal Health’s securities, in addition to the other information contained in this prospectus and in the accompanying prospectus supplement, you should carefully consider the risks and uncertainties identified in Cardinal Health’s reports to the SEC incorporated by reference into this prospectus and the accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Cardinal Health’s filings with the SEC, including Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “2010 Form 10-K”), Cardinal Health’s Annual Report to Shareholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Cardinal Health (along with any exhibits to such reports as well as any amendments to such reports), Cardinal Health press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include directly or by incorporation by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include, but are not limited to:

•	competitive pressures in the markets in which Cardinal Health operates, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for Cardinal Health’s products and services;

•	uncertainties due to government healthcare reform, including the impact of the recently enacted healthcare reform legislation;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	the loss of, or material reduction in purchases by, or default by one or more key customers;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price appreciation;

•	changes in hospital buying groups or hospital buying practices;

•	changes in the frequency or magnitude of branded pharmaceutical price appreciation or generic pharmaceutical price deflation, restrictions in the amount of inventory available to us, or changes in the timing of generic launches or the introduction of branded pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	uncertainties relating to demand for our products and services;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution;

•	the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	the ability to achieve the expected benefits from the acquisition of Healthcare Solutions Holding and to grow Cardinal Health’s specialty distribution business;

•	uncertainties related to Cardinal Health’s divestiture strategy, including difficulties in finding buyers or alternative exit strategies at acceptable prices and terms and in a timely manner;

•	Cardinal Health’s ability to introduce and market new products and Cardinal Health’s ability to keep pace with advances in technology;

•	changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	the continued financial viability and success of Cardinal Health’s customers, suppliers and franchisees;

•	actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration, the U.S. Food and Drug Administration, the U.S. Nuclear Regulatory Commission, the U.S. Department of Health and Human Services, various state boards of pharmacy, state health departments, and state insurance departments or comparable agencies that could delay, limit or suspend product development, manufacturing, distribution or sales or result in warning letters, recalls, seizures, injunctions and monetary sanctions;

•	costs or claims resulting from potential errors or defects in Cardinal Health’s manufacturing, compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, patent infringement claims, or other legal proceedings;

•	the costs, effects, timing or success of restructuring programs or plans;

•	increased costs for commodities used in the Medical segment including various components, compounds, raw materials or energy such as oil, oil-related and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by Cardinal Health businesses, including supply disruptions of radioisotopes;

•	the risks of counterfeit products in the supply chain;

•	risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S and international laws relating to global operations;

•	difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	disruption or damage to or failure of Cardinal Health’s information or controls systems;

•	uncertainties relating to general political, business, industry, regulatory and market conditions;

•	risks associated with the spin-off of CareFusion Corporation (“CareFusion”), including risks of non-performance under spin-off agreements, and risks relating to adverse tax consequences to us and/or our shareholders;

•	risks associated with Cardinal Health’s minority investment in CareFusion such as risks relating to CareFusion’s business and risks relating to the disposition of the shares of CareFusion common stock currently held by Cardinal Health; and

•	other factors described in “Item 1A: Risk Factors” of the 2010 Form 10-K.

The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made, and also include statements reflecting future results or guidance, statements of outlook and tax accruals. Cardinal Health undertakes no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.

THE COMPANY

Cardinal Health, Inc. is an Ohio corporation formed in 1979. We are a global healthcare solutions company providing products and services that help hospitals, physician offices and pharmacies reduce costs, improve safety and productivity, and deliver better care to patients.

On August 31, 2009, we completed the spin-off of CareFusion Corporation, our wholly-owned subsidiary, formed for the purpose of holding the majority of our clinical and medical products businesses.

For additional information concerning our business and our financial results and condition, please refer to the documents incorporated by reference in this prospectus.

The mailing address of our executive offices is 7000 Cardinal Place, Dublin, Ohio 43017, and our telephone number is (614) 757-5000.

USE OF PROCEEDS

Except as we may describe otherwise in a prospectus supplement, we will use the net proceeds from the sale of any offered securities for general corporate purposes, which may include working capital, capital expenditures, repayment or refinancing of indebtedness, acquisitions, repurchases of Cardinal Health’s common shares, dividends or investments.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the fiscal years ended June 30, 2006 through 2010 was as follows:

	Fiscal Year Ended June 30
	2010	2009	2008	2007	2006

Ratio of Earnings to Fixed Charges	9.4	9.4	8.4	6.7	11.4

The ratio of earnings to fixed charges is computed by dividing fixed charges of Cardinal Health and its consolidated subsidiaries into earnings before income taxes and discontinued operations plus fixed charges and capitalized interest. Fixed charges include interest expense, amortization of debt offering costs and the portion of rent expense which is deemed to be representative of the interest factor. Interest expense recorded on tax exposures has been recorded in income tax expense and has therefore been excluded from the calculation.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of Cardinal Health’s capital stock. The following summary of the terms of Cardinal Health’s capital stock is not meant to be complete and is qualified by reference to Cardinal Health’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Cardinal Health’s Restated Code of Regulations, as amended (the “Regulations”), which are the operative documents that establish these rights. Copies of the Articles and Regulations are incorporated by reference in the registration statement of which this prospectus is a part. See “Where You Can Find More Information and Incorporation of Certain Documents by Reference” on page 1 of this prospectus for information on how to obtain a copy of the Articles and Regulations.

The Articles authorize Cardinal Health to issue up to 750,000,000 common shares. On June 30, 2010, approximately 363.6 million common shares were issued and outstanding and approximately 7.2 million were held in treasury. The Articles also authorize Cardinal Health to issue up to 5,000,000 Class B common shares, none of which are outstanding or reserved for issuance, and 500,000 non-voting preferred shares, none of which are outstanding or reserved for issuance.

From time to time, Cardinal Health may issue additional authorized but unissued common shares for share dividends, stock splits, employee benefit programs, financing and acquisition transactions, and other general purposes. Those common shares will be available for issuance without action by Cardinal Health’s shareholders, unless action by the Cardinal Health shareholders is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which common shares may be listed in the future.

Common Shares

All of the outstanding common shares are fully paid and nonassessable. Holders of common shares do not have preemptive rights and have no right to convert their common shares into any other security. All common shares are entitled to participate equally and ratably in dividends, when and as declared by Cardinal Health’s board of directors. In the event of the liquidation of Cardinal Health, holders of common shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any preferred shares then outstanding. Holders of common shares are entitled to one vote per share in the election of directors and upon all matters on which shareholders are entitled to vote. Holders of Class B common shares (if any are issued in the future) are entitled to one-fifth of one vote per share in the election of directors and upon all matters on which shareholders are entitled to vote. Under certain circumstances, holders of Class B common shares have a right to a separate class vote. Holders of common shares do not have any rights to cumulate votes in the election of directors.

Preferred Shares

No shares of non-voting preferred shares are currently outstanding. Under the Articles, Cardinal Health’s board of directors, without further action by our shareholders, is authorized to issue up to 500,000 non-voting preferred shares, without par value, in one or more series and to fix the designation, preferences, limitations and relative or other rights thereof, including the designation and authorized number of shares constituting each series, dividend rights, redemption rights, conversion rights and liquidation price. The issuance of preferred shares could adversely affect the holders of common shares. The issuance of preferred shares could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of Cardinal Health.

Board of Directors

Cardinal Health’s board of directors currently consists of twelve members. The Regulations provide that the number of directors may be increased or decreased by action of the board of directors upon the majority vote of the board, but in no case may the number of directors be fewer than nine or more than sixteen without an amendment approved by the affirmative vote of the holders of shares representing not less than a majority of the voting power with respect to that proposed amendment. The board of directors may fill any vacancy with a person who will serve until the shareholders hold an election to fill the vacancy. Each director serves until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. At the 2008 annual meeting of shareholders, Cardinal Health’s shareholders approved amendments to the Articles and the Regulations to implement a majority voting standard for the election of directors in uncontested elections of directors (as defined in our Articles). Director elections other than uncontested elections are governed by a plurality voting standard. Also at the 2008 annual meeting, Cardinal Health’s shareholders approved amendments to our Articles and Regulations to eliminate cumulative voting in elections of directors.

Anti-takeover Protections

The following summarizes certain provisions of the Ohio Revised Code (the “Ohio Law”) which may have the effect of prohibiting, raising the costs of, or otherwise impeding, a change of control of Cardinal Health, whether by merger, consolidation or sale of assets or stock (by tender offer or otherwise), or by other methods. Chapter 1704 of the Ohio Law provides generally that any person who acquires 10% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in a wide range of “business combinations” with the corporation for a period of three years following the date the person became an interested shareholder, unless the directors of the corporation have approved the transactions or the interested shareholder’s acquisition of shares of the corporation, in either case, prior to the date the interested shareholder became an interested shareholder of the corporation. These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original articles of incorporation contain a provision expressly electing not to be governed by Chapter 1704 of the Ohio Law; (ii) if the corporation, by action of its shareholders, adopts an amendment to its articles of incorporation expressly electing not to be governed by such section; or (iii) if, on the date the interested shareholder became a shareholder of the corporation, the corporation did not have a class of voting shares registered or traded on a national securities exchange. The Articles do not contain a provision electing not to be governed by Chapter 1704.

Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, a “control share acquisition” of an issuing public corporation can be made only with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%, at least 33 1/3% but less than 50%, or 50% or more. Although Cardinal Health is an issuing public corporation, the Regulations expressly provide that the provisions of Section 1701.831 of the Ohio Law do not apply to control share acquisitions of shares of Cardinal Health.

Transfer Agent and Registrar

The transfer agent and registrar for the common shares is Computershare Trust Co., Inc. (formerly EquiServe Trust Company), Providence, Rhode Island.

DESCRIPTION OF DEBT SECURITIES

The following description summarizes the general terms and provisions of the debt securities that Cardinal Health may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of the debt securities that Cardinal Health may offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of debt securities offered may differ from the general information that Cardinal Health has provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and Cardinal Health. The debt securities will be issued pursuant to an indenture, dated as of June 2, 2008, between Cardinal Health and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee, unless otherwise indicated in the applicable prospectus supplement. When Cardinal Health refers to the “indenture” in this prospectus, Cardinal Health is referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against Cardinal Health if Cardinal Health defaults on its obligations under the indenture. Second, the trustee performs certain administrative duties for Cardinal Health with respect to the debt securities.

Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part. If this summary refers to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. Cardinal Health urges you to read the applicable indenture and any supplement thereto because these documents, and not this section, define your rights as a holder of debt securities.

In this section, “Cardinal Health” refers to Cardinal Health, Inc., excluding its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

The indenture does not limit the amount of debt securities or any other debt Cardinal Health may incur. The indenture provides that the debt securities may be issued from time to time in one or more series. The debt securities may have the same or various maturities. The debt securities may be issued at par, at a premium or with original issue discount. Cardinal Health may also reopen a previous issue of securities and issue additional securities of the series. The debt securities will be unsecured obligations of Cardinal Health. Senior debt securities will rank equally in right of payment with all of Cardinal Health’s existing and future unsecured and unsubordinated indebtedness. Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of Cardinal Health’s unsecured and senior indebtedness. Unless otherwise specified in a prospectus supplement, a default in Cardinal Health’s obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to the debt securities. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction.

Cardinal Health conducts nearly all of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the debt securities to benefit as creditors of Cardinal Health from any distribution are subject to the prior claims of creditors of the subsidiary.

The prospectus supplement relating to any series of debt securities will, among other things, describe the following terms, where applicable:

•	The title of the debt securities and whether the debt securities will be senior securities or subordinated securities;

•	The total principal amount of the debt securities and any limit on the total principal amount of the debt securities of the series;

•	If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined;

•	The date or dates, or how the date or dates will be determined when the principal of the debt securities will be payable;

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	Any optional redemption provisions;

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable;

•	Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued;

•	The applicability of the provisions of the indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	Whether the securities are subordinated and the terms of such subordination;

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	Any changes or additions to the events of default or covenants contained in the indenture;

•	Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions; and

•	Any other material terms of the debt securities.

Unless otherwise specified in a prospectus supplement, principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without service charge, at the office of the trustee under the indenture. Interest on any series of the debt securities will be payable on the interest payment dates to the persons in whose names the debt securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons.

The debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount which may be substantially below their stated principal amount (“Original Issue Discount Securities”). The applicable prospectus supplement may describe the federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities.

Definitions

The definitions set forth below are a description of the terms that are defined in the indenture and used in this prospectus. The complete definitions are set forth in the indenture.

“Attributable Debt” means, in connection with a sale and lease-back transaction, the lesser of:

•	the fair value of the assets subject to the transaction; or

•	the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the debt securities of all series then outstanding and compounded semiannually) of Cardinal Health’s or its Consolidated Subsidiaries’ obligations for rental payments during the remaining term of all leases.

“Consolidated Subsidiary” means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of Cardinal Health in accordance with generally accepted accounting principles practiced in the United States of America.

“Exempted Debt” means the sum of the following as of the date of determination:

•	our indebtedness incurred after the date of the indenture and secured by liens not permitted by the limitation on liens provisions of the indenture; and

•	our Attributable Debt in respect of every sale and lease-back transaction entered into after the date of the indenture, other than leases permitted by the limitation on sale and lease-back provisions of the indenture.

“Financing Subsidiary” means any Subsidiary, including its Subsidiaries, engaged in one or more of the following activities:

•	the business of making loans or advances, extending credit or providing financial accommodations (including leasing new or used products) to others;

•	the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other obligations of others originating in sales at wholesale or retail; or

•	any other business as may be reasonably incidental to those described herein, including the ownership and use of property in connection with it.

“Funded Indebtedness” means all Indebtedness having a maturity of more than 12 months from the date as of which the amount of Indebtedness is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

“Indebtedness” means all items classified as indebtedness on our most recently available balance sheet in accordance with generally accepted accounting principles.

“Net Worth” means, as of any date of determination, the total shareholder’s equity of Cardinal Health and its Subsidiaries calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Original Issue Discount Security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an event of default.

“Rate Hedging Obligations” means any and all obligations of anyone arising under:

•	any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions; and

•	any and all cancellations, buybacks, reversals, terminations or assignments of the same.

“Restricted Subsidiary” means a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, and as amended from time to time.

“Senior Funded Indebtedness” means any of Cardinal Health’s Funded Indebtedness that is not subordinated in right of payment to any of Cardinal Health’s other Indebtedness.

“Subsidiary” means any corporation, partnership, limited liability company, business trust, trust or other legal entity of which at least a majority of the outstanding stock or other ownership interests having voting power (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, business trust, trust or other legal entity shall have or might have voting power by reason of the happening of any contingency) to elect a majority of the board of directors, managers or trustees of that corporation, partnership, limited liability company, business trust, trust or other legal entity is at the time owned by Cardinal Health or by Cardinal Health and one or more Subsidiaries or by one or more Subsidiaries.

“Yield to Maturity” means the yield to maturity on a series of debt securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

Certain Covenants

The following is a summary of the material covenants contained in the indenture.

Limitation on Liens

So long as any of the debt securities remain outstanding, Cardinal Health will not, and it will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (the “liens”) of or upon any assets of Cardinal Health or any Consolidated

Subsidiary, whether now owned or hereafter acquired, without equally and ratably securing the debt securities by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

(a) liens existing on the date of the indenture;

(b) liens on assets of any corporation existing at the time it becomes a Consolidated Subsidiary;

(c) liens on assets existing at the time Cardinal Health or a Consolidated Subsidiary acquires them, or to secure the payment of the purchase price for them, or to secure Indebtedness incurred or guaranteed by Cardinal Health or a Consolidated Subsidiary for the purpose of financing the purchase price of assets, or, in the case of real property, construction or improvements thereon, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after the acquisition (or in the case of real property, completion of construction or improvements) or commencement of full operation of such asset, whichever is later, provided that the lien shall not apply to any assets theretofore owned by Cardinal Health or a Consolidated Subsidiary other than in the case of any such construction or improvements, any real property on which the construction or improvement is located;

(d) liens securing Indebtedness owing by any Consolidated Subsidiary to Cardinal Health or another wholly owned domestic Subsidiary;

(e) liens on any assets of a corporation existing at the time the corporation is merged into or consolidated with Cardinal Health or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by Cardinal Health or a Subsidiary;

(f) liens on any assets of Cardinal Health or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

(g) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive;

(h) certain statutory liens or other similar liens arising in the ordinary course of business or certain liens arising out of governmental contracts;

(i) certain pledges, deposits or liens made or arising under workers’ compensation or similar legislation or in certain other circumstances;

(j) liens created by or resulting from certain legal proceedings, including certain liens arising out of judgments or awards;

(k) liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of our business, or our ownership of our assets which were not incurred in connection with the borrowing of money and which do not, in Cardinal Health’s opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes; or

(l) liens on any assets of a Financing Subsidiary.

Notwithstanding the foregoing restrictions, we may create or assume any Indebtedness which is secured by a lien without securing the debt securities, provided that at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Net Worth.

Limitations on Subsidiary Debt

Cardinal Health will not permit any Restricted Subsidiary directly or indirectly to incur any Indebtedness for borrowed money, except that the foregoing restrictions will not apply to the incurrence of:

(a) Indebtedness outstanding on the date of the indenture;

(b) Indebtedness of a Restricted Subsidiary that represents its assumption of Indebtedness of another Subsidiary, and Indebtedness owed by any Restricted Subsidiary to Cardinal Health or to another Subsidiary; provided that such Indebtedness will be held at all times by either Cardinal Health or a Subsidiary; and provided further that upon the transfer or disposition of such Indebtedness to someone other than Cardinal Health or another Subsidiary, the incurrence of such Indebtedness will be deemed to be an incurrence that is not permitted;

(c) Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such overdraft is extinguished within five business days of incurrence;

(d) Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Restricted Subsidiary in the ordinary course of business for bona fide business purposes; provided that the aggregate amount of such guarantees by all Restricted Subsidiaries does not exceed $1,000,000;

(e) Indebtedness incurred by a foreign Restricted Subsidiary in the ordinary course of business;

(f) Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary or at the time of a purchase, lease or other acquisition by a Restricted Subsidiary of all or substantially all of the assets of such corporation;

(g) Indebtedness of a Restricted Subsidiary arising from agreements or guarantees providing for or creating any obligations of Cardinal Health or any of its Subsidiaries incurred in connection with the disposition of any business, property or Subsidiary, excluding guarantees or similar credit support by a Restricted Subsidiary of indebtedness incurred by the acquirer of such business, property or Subsidiary for the purpose of financing such acquisition;

(h) Indebtedness of a Restricted Subsidiary with respect to bonds, bankers’ acceptances or letters of credit provided by such Subsidiary in the ordinary course of business;

(i) Indebtedness secured by a lien permitted by the provisions regarding limitations on liens or arising in respect of a sale and lease-back transaction permitted by the provisions regarding such transactions, or any Indebtedness incurred to finance the purchase price or cost of construction of improvements with respect to property or assets acquired after the date of the indenture;

(j) Indebtedness that is issued, assumed or guaranteed in connection with compliance by a Restricted Subsidiary with the requirements of any program, applicable to such Restricted Subsidiary, adopted by any governmental authority that provides for financial or tax benefits which are not available directly to Cardinal Health;

(k) Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes;

(l) Indebtedness incurred by any Financing Subsidiary; and

(m) Indebtedness incurred in connection with refinancing of any Indebtedness described in (a), (b), (f), (g), and (i) above (the “Refinancing Indebtedness”), provided that:

(i) the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced (plus the premiums paid and expenses incurred in connection therewith),

(ii) the Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and

(iii) the Refinancing Indebtedness ranks no more senior, and is at least as subordinated in right of payment, as the Indebtedness being refinanced.

Notwithstanding the foregoing restrictions, Restricted Subsidiaries may incur any Indebtedness for borrowed money that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate principal amount of other Indebtedness (not including the Indebtedness permitted above), does not, at the time such Indebtedness is incurred, exceed 20% of Net Worth.

Limitation on Sale and Lease-back Transactions

Sale and lease-back transactions (except those transactions involving leases for less than three years) by Cardinal Health or any Consolidated Subsidiary of any assets are prohibited unless:

•	Cardinal Health or the Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the notes; or

•	the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by Cardinal Health’s board of directors and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness.

The foregoing limitation will not apply if at the time Cardinal Health or any Consolidated Subsidiary enters into such sale and lease-back transaction, immediately after giving effect thereto, Exempted Debt does not exceed 20% of Net Worth.

Merger, Consolidation, Sale, Lease or Conveyance

Cardinal Health will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless:

•	Cardinal Health will be the continuing corporation; or

•	(a) the successor corporation or person that acquires all or substantially all of Cardinal Health’s assets is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of Cardinal Health’s obligations under the indenture and the notes; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants and conditions of the indenture to be performed or observed by Cardinal Health.

Modification of the Indenture

Cardinal Health and the trustee cannot modify the indenture or any supplemental indenture or the rights of the holders of the debt securities without the consent of holders of at least a majority of the principal amount of the outstanding debt securities of each series affected by the modification. Cardinal Health and the trustee cannot modify the indenture without the consent of the holder of each outstanding debt security of such series affected by such modification to:

(1) extend the final maturity of any of the debt securities;

(2) reduce the principal amount;

(3) reduce the rate or extend the time of payment of interest;

(4) reduce any amount payable on redemption;

(5) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity;

(6) reduce the amount of an Original Issue Discount Security provable in bankruptcy; or

(7) impair or affect the right of any holder of the debt securities to institute suit for payment.

In addition, the consent of all holders of the debt securities is required to reduce the percentage of consent required to effect any modification.

Cardinal Health and the trustee may modify the indenture or enter into supplemental indentures without the consent of the holders of the debt securities, in certain cases, including:

(1) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets;

(2) to evidence the succession of another corporation, partnership, limited liability company, business trust, trust or other legal entity to Cardinal Health and the assumption by the successor corporation, partnership, limited liability company, business trust, trust or other legal entity of the covenants, agreements and obligations of Cardinal Health;

(3) to add to Cardinal Health’s covenants any further covenants, restrictions, conditions or provisions considered to be for the protection of the holders;

(4) to cure any ambiguity or to correct or supplement any provision contained in the indenture which may be defective or inconsistent with any other provision contained in the indenture or to make such other provisions in regard to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the debt securities in any material respect;

(5) to establish the form or terms of the debt securities;

(6) to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture that may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee;

(7) to add to or change any of the provisions of the indenture to such extent as may be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

(8) to supplement any of the provisions of the indenture to such extent as is necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that any such action will not adversely affect the interests of any holder of an outstanding debt security of such series or any other outstanding debt security in any material respect; or

(9) to amend or supplement any provision contained in the indenture or in any supplemental indenture, provided that no such amendment or supplement will materially adversely affect the interests of the holders of any debt securities then outstanding.

Events of Default

The following constitute events of default under the indenture with respect to each series of debt securities:

(1) failure to pay principal of and premium, if any, on any debt securities of such series when due;

(2) failure to pay interest on any debt securities of such series when due for 30 days;

(3) failure to perform any other covenant or agreement of Cardinal Health in the debt securities of such series or the indenture for 90 days after written notice to Cardinal Health specifying that such notice is a “notice of default” under the indenture;

(4) failure to pay any sinking fund installment when due on any debt securities of such series;

(5) certain events of bankruptcy, insolvency, or reorganization of Cardinal Health; and

(6) any other event of default provided in the supplemental indenture or resolutions of Cardinal Health’s board of directors of any debt securities of such series.

If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3), (4) or (6) above with respect to any series of debt securities but not with respect to all outstanding debt securities issued, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of each affected series (each series voting as a separate class) may declare the principal amount and interest accrued of all such affected series of the debt securities to be due and payable immediately.

If an event of default occurs and is continuing due to a default in the performance of any of the covenants or agreements in the indenture applicable to all outstanding debt securities issued and then outstanding or due to certain events of bankruptcy, insolvency or reorganization of Cardinal Health, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued (treated as one class) may declare the principal amount and interest accrued of all such debt securities to be due and payable immediately. However, such declarations may be annulled and any defaults may be waived upon the occurrence of certain conditions, including deposit by Cardinal Health with the trustee of a sum sufficient to pay all matured installments of interest and principal and certain expenses of the trustee.

A default by Cardinal Health with respect to any Indebtedness other than the debt securities will not constitute an event of default with respect to the debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default (except in payment of principal of, or interest on, or in the payment of any sinking or purchase fund installment) if the trustee considers it in the interest of such holders to do so.

Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in principal amount of each series of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

No holder of the debt securities of a series may institute any action against Cardinal Health under the indenture unless:

(1) that holder gives to the trustee advance written notice of default and its continuance;

(2) the holders of not less than 25% in principal amount of the debt securities of such series then outstanding affected by that event of default request the trustee to institute such action;

(3) that holder or holders has offered the trustee reasonable indemnity;

(4) the trustee, during such 60-day period has not instituted such action within 60 days of such request; and

(5) the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series then outstanding.

At any time prior to the evidencing to the trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the debt securities of any or all series specified in the indenture in connection with such action, any holder of a debt security may, by filing written notice with the trustee, revoke such action concerning such security.

Cardinal Health is required to deliver to the trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Cardinal Health is in compliance with the conditions and covenants under the indenture.

Satisfaction and Discharge

The indenture provides that Cardinal Health will be discharged from all obligations under the indenture and the indenture will cease to be of further effect when:

(1) Cardinal Health has paid all sums payable by it under the indenture; or

(2) Cardinal Health has delivered to the trustee for cancellation all authenticated debt securities; or

(3) all the debt securities not delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and Cardinal Health has irrevocably deposited with the trustee as trust funds an amount in cash sufficient to pay the principal and interest at maturity or upon redemption of such debt securities not previously delivered to the trustee for cancellation and paid all other sums payable with respect to such debt securities; and

(4) the trustee, on demand of and at the expense of Cardinal Health and upon compliance by Cardinal Health with certain conditions, will execute proper instruments acknowledging satisfaction and discharge of the indenture.

Defeasance

The term “defeasance,” as used in the indenture, means discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, any premium, interest and any other sums due at maturity or on a redemption date of the securities of a particular series, then at our option:

(1) we will be discharged from our obligations with respect to the securities of such series; or

(2) we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain events of default will no longer apply to us.

If this happens, the holders of the securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated securities. Such holders may look only to such deposited funds or obligations for payment.

To exercise such option, we are required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the securities to recognize income, gain or loss for federal income tax purposes. We must also deliver any ruling received from or published by the United States Internal Revenue Service if we are discharged from our obligations with respect to the securities.

Form and Denomination of Debt Securities

Denomination of Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

Registered Form

Cardinal Health may issue the debt securities in registered form, in which case Cardinal Health may issue them either in book-entry form only or in “certificated” form. Cardinal Health will issue registered debt securities in book-entry form only, unless it specifies otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Holders of Registered Debt Securities

Book-Entry Holders

Cardinal Health will issue registered debt securities in book-entry form only, unless Cardinal Health specifies otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, Cardinal Health will recognize only the depositary or its nominee as the holder of the debt securities, and Cardinal Health will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the event that Cardinal Health issues debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

For debt securities held in street name, Cardinal Health will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and Cardinal Health will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from Cardinal Health to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Registered Holders

Cardinal Health’s obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or Cardinal Health, run only to the registered holders of the debt securities. Cardinal Health does not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the registered holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because Cardinal Health is issuing the debt securities only in global form.

For example, once Cardinal Health makes a payment or gives a notice to the registered holder of the debt securities, Cardinal Health has no further responsibility with respect to such payment or notice even if that registered holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if Cardinal Health wants to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve Cardinal Health of the consequences of a default or of our obligation to comply with a particular provision of an indenture), Cardinal Health would seek the approval only from the registered holders, and not the indirect holders, of the debt securities. Whether and how the registered holders contact the indirect holders is up to the registered holders.

Notwithstanding the above, when Cardinal Health refers to “you” or “your” in this prospectus, Cardinal Health is referring to investors who invest in the debt securities being offered by this prospectus, whether they are the registered holders or only indirect holders of the debt securities offered. When Cardinal Health refers to “your debt securities” in this prospectus, Cardinal Health means the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, Cardinal Health urges you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a registered holder of the debt securities, if ever required;

•	if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a registered holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that Cardinal Health deposits with and registers in the name of a financial institution or its nominee that Cardinal Health selects. The financial institution that Cardinal Health selects for this purpose is called the depositary. Unless Cardinal Health specifies otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that Cardinal Health issues in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. Cardinal Health describes those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the registered holder of the debt securities represented by such global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “— Special Situations When a Global Security Will Be Terminated.”

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Holders of Registered Debt Securities” above.

•	An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the debt securities. Neither the trustee nor Cardinal Health have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security. Additionally, neither the trustee nor Cardinal Health supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. Cardinal Health does not monitor and is not responsible for the actions of any of such intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. Cardinal Health has described the rights of direct holders and street name holders under “— Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

The special situations for termination of a global security are as follows:

•	if the depositary notifies Cardinal Health that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and Cardinal Health does not appoint another institution to act as depositary within 90 days of such notification;

•	if Cardinal Health notifies the trustee that it wishes to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not Cardinal Health or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the registered holders of those debt securities.

Form, Exchange and Transfer of Registered Securities

If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the trustee’s office. Cardinal Health has appointed the trustee to act as its agent for registering debt securities in the names of holders transferring debt securities. Cardinal Health may appoint another entity to perform these functions or perform them itself.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if Cardinal Health’s transfer agent is satisfied with the holders proof of legal ownership.

If Cardinal Health has designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. Cardinal Health may appoint additional transfer agents or cancel the appointment of any particular transfer agent. Cardinal Health may also approve a change in the location of the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and Cardinal Health redeems less than all the debt securities of that series, Cardinal Health may block the transfer or exchange of those debt securities during the period beginning 15 days before the day Cardinal Health mails the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. Cardinal Health may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that Cardinal Health will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

On each due date for interest payments on the debt securities, Cardinal Health will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. Cardinal Health will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which Cardinal Health will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.

Because Cardinal Health will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments on Global Securities

Cardinal Health will make payments on a global security by wire transfer of immediately available funds directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Global Securities” above.

Payments on Certificated Securities

Cardinal Health will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date. Cardinal Health will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, Cardinal Health will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee’s records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If payment on a debt security is due on a day that is not a business day, Cardinal Health will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Governing Law

The indenture is governed by New York law.

The Trustee

The trustee under the indenture is The Bank of New York Mellon Trust Company, N.A. The trustee serves as trustee for Cardinal Health’s 5.85% Notes due 2017, 4.00% Notes due 2015, 6.75% Notes due 2011, 5.80% Notes due 2016, 5.65% Notes due 2012, 6.00% Notes due 2017, and 5.50% Notes due 2013. The trustee also serves as trustee for Allegiance Corporation’s 7.80% Debentures due 2016 and 7.00% Debentures due 2026, which are guaranteed by Cardinal Health.

VALIDITY OF THE SECURITIES

The validity of the offered securities will be passed upon for us by Rylan O. Rawlins, Esq., Associate General Counsel of Cardinal Health and Shearman & Sterling LLP, New York, New York. Certain legal matters with respect to the offered securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The consolidated financial statements of Cardinal Health, Inc. appearing in the Cardinal Health, Inc. Annual Report (Form 10-K) for the year ended June 30, 2010 (including the schedule appearing therein), and the effectiveness of Cardinal Health, Inc.’s internal control over financial reporting as of June 30, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements and the schedule to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the schedule and the effectiveness of our internal control over financial reporting as of the respective dates to the extent covered by consents filed with the Securities and Exchange Commission given on the authority of such firm as experts in accounting and auditing.

PLAN OF DISTRIBUTION

Cardinal Health may sell the offered securities:

•	through the solicitation of proposals of underwriters or dealers to purchase the offered securities;

•	through underwriters or dealers on a negotiated basis;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement with respect to any offered securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Cardinal Health from such sale, any underwriting discounts and commissions and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of any securities so offered and sold.

If an underwriter or underwriters are utilized in the sale of any offered securities, Cardinal Health will execute an underwriting agreement with such underwriter or underwriters, and the names of the underwriter or underwriters and the terms of the transactions, including commissions, discounts, and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement that will be used by the underwriters to make resales of the offered securities. Such underwriter or underwriters will acquire the offered securities for their own account and may resell such offered securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. If any underwriter or underwriters are utilized in the sale of any offered securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such offered securities will be obligated to purchase all such offered securities if any are purchased.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

If a dealer is utilized in the sale of any offered securities, Cardinal Health will sell such offered securities to the dealer, as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of any such dealer and the terms of the transaction will be set forth in a prospectus supplement relating thereto.

Offers to purchase securities may be solicited directly by Cardinal Health and sales thereof may be made by Cardinal Health directly to institutional investors or others, who may be deemed to be underwriters, as such term is defined in the Securities Act, with respect to any resale of the offered securities. The terms of any such sales will be described in a prospectus supplement relating thereto.

Cardinal Health may indemnify our agents, dealers and underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than Cardinal Health’s common shares, which are listed on the New York Stock Exchange, will be new issues with no established trading market. Cardinal Health may elect to list any series of securities on an exchange, and in the case of Cardinal Health’s common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Cardinal Health shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

$500,000,000

Cardinal Health, Inc.

4.625% Notes due 2020

Prospectus Supplement
December 8, 2010

Barclays Capital

Deutsche Bank Securities

UBS Investment Bank

Mitsubishi UFJ Securities

RBS

SunTrust Robinson Humphrey

Wells Fargo Securities